Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2021, relating to the financial statements of HighPoint Resources Corporation, appearing in the Annual Report on Form 10-K of HighPoint Resources Corporation for the year ended December 31, 2020, from, and included in, the Current Report on Form 8-K of Civitas Resources, Inc. (formerly known as Bonanza Creek Energy, Inc.), filed on March 1, 2021.

/s/ Deloitte & Touche LLP

Denver, Colorado

November 5, 2021